Exhibit 21
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                              List of Subsidiaries
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Women of Wrestling, Inc. - Indiana Corporation
Murphy Development, Ltd., Ohio Limited Liability Company
Cornerstone Wireless Services Incorporated - Indiana Corporation
Cornerstone Wireless Construction Services, Inc. - Indiana Corporation
PDH, Inc. - Indiana Corporation
Kingston Sales Corp. - Indiana Corporation
Telecom Technology Corporation f/k/a TTC Acquisition Co. - Indiana Corporation StarQuest Wireless, Inc. - Indiana Corporation (and a wholly owned subsidiary of Telecom Technology Corporation)